As filed with the Securities and Exchange Commission on July 1, 2016

Registration No. 333-115954

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-2052286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

702 North Franklin Street, Tampa, Florida 33602

(Address of Principal Executive Offices, including Zip Code)

TECO Energy, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

David E. Schwartz, Esq.

Secretary

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

813-228-4111

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On May 27, 2004, TECO Energy, Inc. (“TECO Energy”) filed a registration statement on Form S-8 (Registration No. 333-115954), as amended by Post-Effective Amendment No. 1 (the “Registration Statement”), which registered a total of 10,000,000 shares of common stock of TECO Energy, par value $1.00 per share (the “Common Stock”).

On July 1, 2016, pursuant to the terms of the Agreement and Plan of Merger dated as of September 4, 2015, among TECO Energy, Emera Inc., a Nova Scotia corporation (“Emera”), and Emera US Inc., a Florida corporation (“Merger Sub”), Merger Sub merged with and into TECO Energy with TECO Energy continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Emera (the “Merger”).

As a result of the Merger, each outstanding share of Common Stock was cancelled and converted into the right to receive $27.55 in cash, without interest, and TECO Energy has terminated all offerings of its Common Stock under existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, TECO Energy is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister and remove all the shares of Common Stock registered under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on July 1, 2016.

TECO ENERGY, INC.

By:	/s/ John B. Ramil
President and Chief Executive Officer